Exhibit 10.1

COLLABORATION AGREEMENT

This Collaboration Agreement (this "Agreement") is made and entered into as of this 7th day of November, 2011, by and between Beijing Guohua Technology Group (the "Investor"), and Americas Energy Company — AECo, a Nevada corporation (the "Company").

The Investor and the Company desire to enter into this Agreement to evidence certain transactions between them, as provided for below.

Accordingly, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

1.             Equity Investment to the Company.

1.1       Equity Investment.

In exchange for Investor to contribute Six Million Dollars ($6,000,000) to the Company, the Company shall issue, execute and deliver to the Investor shares, representing 30% of the fully diluted issued shares of Company's common stock.

1.2       Board Representation. On the date hereof, the Company shall increase the number of Directors on the Board of Director (the "Board") by two, and the Company shall cause two persons designated by Investor to be appointed as a member of the Board to fill such vacancies. The Company shall reimburse the member of the Board designated by Investor for any out-of-pocket expenses incurred by such person in performing such person's duties as a member of the Board. Thereafter, the Company shall cause two persons designated by the Investor to be nominated as candidates to the Board to the Company's shareholders. The Company agrees to take any action reasonably requested by Investor to ensure that the Company will not issue additional shares of common stock or debt or equity instruments convertible to common stock, without the approval of the member or members of the Board designated by the Investor. On the date hereof, the Company represents and warrants that, before giving effect to the issuance of the shares, it has the following securities issued and outstanding (i) 89,862,983 shares of common stock, (ii) warrants to acquire 15,000,000 shares of common stock at an exercise price (see attachment A), [(iii) options to acquire 0 shares of common stock at an exercise price of $ N/A. Except as set forth in this Agreement, the Company has an obligation to issue securities to Hanhong (Hong Kong) New Energy Holdings Limited (Hanhong), should Hanhong select to convert the outstanding loan principal and interest balance up to $2,000,000 to 15% of the fully diluted issued shares of AECo common stock at the time of conversion.

1.3       Tennessee Consolidatecn (TCCC Purchase and Rehabilitation.

The proceeds of such equity investment shall be used to purchase and rehabilitate the TCCC assets that are offered by Alpha Natural Resources (ANR). The Investor agrees that it will use its commercially reasonable efforts to explore the financing of an initial payment by the Company up to US$3,000,000 (the "Initial Payment") to acquire the coal properties near Whitwell, Tennessee described in Exhibit A (the "TCCC Property") from ANR. The Investor would contribute the Initial Payment $3,000,000 to the Company and $3,000,000 of follow-on capital in exchange for common stock of the Company, and would provide the Initial Payment the Company to the closing of TCCC Properties purchase. As part of the acquisition price, the Company would pay to ANR a possible additional $3,000,000 in first 12 months, and $4,000,000 in 24 months, plus $3.00 per ton royalty on coal produced from the TCCC Property (the "Royalty"). The Investor does not expect the total purchase price to be paid for the TCCC Property, including the Initial Payment, additional payments and the Royalty, to exceed $71,000,000. The Company also would offer ANR a right of first refusal to take the coal produced from TCCC Properties at 20% discount of international marketable price for similar quality coal. Such price is for FOB Barge delivery to the TCCC Barge terminal.

1.4      Participation of Investor. The Investor and the Company shall use their commercially reasonable efforts to minimize the amount of the purchase price of the TCCC Property. Although the Investor may provide to the Company equity and/or debt financing for the purchase price and for related lease acquisitions and improvements, any such equity and debt financing shall be only upon the terms and conditions acceptable to the Investor in its sole and unfettered discretion, and Investor shall have no obligation or duty to provide any such equity or debt financing.

1.5      Information Access and Conditions to Equity Investment The Company shall provide Investor complete access to Company's facilities, books, studies and records and shall cause its directors, employees, accountants and other agents and representatives (collectively, "Representatives") to cooperate fully with Investor and Investor's representatives in connection with Investor's due diligence investigation of the Company. The Investor shall be under no obligation to continue due diligence investigation or negotiations regarding this Agreements if, at any time, the results of its due diligence investigation are not satisfactory to the Investor for any reason in its sole discretion.

1.6      Right of First Refusal for Additional Investment. The Investor shall retain the right of first refusal for new investments.

2.             Reverse Merger.

2.1      The Company and the Investor shall use their best efforts to explore a reverse merger between Company and Investor. In such process, Company, a publicly traded entity, acquires the Investor. Upon the completion of such merger, Investor shall hold 80% - 90% of the post-merge company.

2.2      Raise of Capital. In conjunction of such reverse merger, and/or separate from such merger, the new company would raise capitals from capital markets. The targeted level of capital raise shall be close to $50,000,000 $100,000,000.

2.3      Financial Advisor. The Investor and the Company engage Hanhong Private Equity Management Company as a financial advisor in the Reverse Merge transaction.

3.             Additional Investment.

3.1      Additional Investment. The Investor agrees that it will use its commercially reasonable efforts to explore additional investment of $6,000,000 in the Company be used by the Company to upgrade mining equipment and facilities, to acquire additional material mineral leases for the TCCC property and to expand production and logistics capacities of the TCCC Property, if and as may be mutually agreed upon by the Investor and the Company. On the date of investment, the Company shall execute and deliver to the Investor shares, representing 15% of the fully diluted issued shares of Company common stock at the time of Closing of such investment.

3.2      Participation of Investor. As for the investment in Section 3.1, although the Investor may provide to the Company equity and debt financing for the purchase and for related lease acquisitions and improvements, any such equity and debt financing shall be only upon the terms and conditions acceptable to the Investor in its sole and unfettered discretion, and Investor shall have no obligation or duty to provide any such equity or debt financing.

The Company shall use its best efforts to explore and utilize other funding sources should there is a need to raise additional financing.

The Company shall use its best efforts to diligently pursue and take all actions necessary or desirable, or reasonably requested by Investor, (i) for approval of any transactions contemplated by this Agreement and related agreements, including obtaining any necessary shareholder approvals, and (ii) to increase the number of Company directors to be set at five (5), and (iii) to cause the appointment to the Board of two individuals designated by the Investor. In this connection, the Company shall obtain agreements (the "Required Lockup Agreements") in a form satisfactory to the Investor from stockholders holding in excess of 51% of the outstanding common stock of the Company to vote in favor of the transactions contemplated by this Agreement, including without limitation the issuance of common stock to the Investor in the event the acquisition of the TCCC Property is completed, as contemplated by this Section 3.2. Obtaining the Required Lockup Agreements is a condition precedent to any investment made by the Investor pursuant to the Share Purchase Agreement.

4.          Representations and Warranties of the Company.  In order to induce the Investor to enter into the Agreement, the Company represents and warrants to the Investor that:

(a)     The Company has been duly organized and is validly existing as a corporation and is in good standing under the laws of the State of Nevada. The Company is qualified to do business in each jurisdiction in which failure to be so qualified could have a material adverse effect on the Company. The Company has all requisite organizational power and authority to conduct its business as currently conducted and to enter into, execute, deliver and perform all of its duties and obligations under this Agreement and all related instruments, documents and agreements executed in connection herewith and therewith (collectively the "Related Agreements").

(b)     This Agreement and the Related Agreements are the valid and binding obligations of the Company, enforceable in accordance with their terms, except as the enforcement may be limited by bankruptcy and other laws of general application relating to creditor's rights or general principles of equity. The execution, delivery and performance of this Agreement and the Related Agreements and the issuance of any securities related thereto have been duly authorized by all necessary action on the part of the Company. No consent, approval or authorization of, or designation, declaration or filing with, any governmental authority or other person is required to be obtained in connection with the execution, delivery and performance of this Agreement, the Related Agreements or the issuance of any securities related thereto.

(c)     The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not; (I) conflict with or result in any default under any contract, obligation or commitment of the Company or any provision of the Company's constitutive documents; (ii) result in the creation of any lien, charge or encumbrance of any nature upon any of the properties or assets of the Company; or (iii) violate any instrument, agreement, judgment, decree or order, or any statute, rule or regulation of any federal, state or local government or agency, applicable to the Company or to which the Company is a party.

(d)     All of the filings made by the Company with the Securities and Exchange Commission are true and correct in all material respects.

5.             General.

5.1      Amendments. Waivers and Consents. No covenant or other provision hereof or thereof may be waived otherwise than by a written instrument signed by the party so waiving such covenant or other provision. This Agreement may be amended only by written agreement executed by the Company and the Investor.

5.2      Governing Law; Jurisdiction; Venue. This agreement shall be deemed to be a contract made under, and shall be construed in accordance with, the laws of the State of Nevada. The Company and the Investor hereby agree that the state and federal courts of the State of Nevada shall have jurisdiction to hear and determine any claims or disputes between the Investor and the Company pertaining directly or indirectly to this Agreement.

5.3      Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute but one and the same document.

5.4      Integration. This Agreement, including the exhibits, documents and instruments referred to herein or therein and any other instruments, documents or agreements executed or delivered herewith on the date hereof, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

5.5      Survival. The representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated hereby. All statements as to factual matters contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto in connection with the transactions contemplated hereby shall be deemed to be representations and warranties by the Company hereunder solely as of the date of such certificate or instrument.

5.6      Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto. The Company hereby acknowledges and agrees that Investor may assign its rights hereunder to an Affiliate. For purposes of thissection 4.6, "Affiliate" shall mean any entity that now or in the future, directly or indirectly controls, is controlled with or by or is under common control with a party. The Company may not assign its rights or delegate its obligations under this Agreement without the written consent of Investor, which consent may be withheld at its discretion.

5.7      Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such invalid, illegal or unenforceable provision shall be reformed to render valid and enforceable and so as to give effect to the intent manifested by such provision.

5.8      Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring.

5.9      Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) upon delivery by confirmed facsimile transmission if received by the recipient before 5:00 p.m. local time on a business day, and if not, then the next business day, (iii) upon receipt, if deposited with the United States Post Office, by registered or certified mail, postage prepaid or (iv) upon receipt, if delivered by a nationally recognized overnight courier service. All communications shall be sent to the party at the address as set forth on the signature page hereof or at such other address as the Company or the Investor may designate by ten (10) days advance written notice to the other party hereto.

5.10    Expenses. Each of the parties shall pay its own expenses and the fees and expenses of its counsel, accountants, and other experts or advisors in connection with this Agreement and the transactions contemplated hereby.

5.11    Attorneys' Fees. In the event that any dispute among the parties to this Agreement should result in litigation, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

5.12    Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

[Signature Page Follows]

The parties hereto have executed this Agreement as of the day and year first above written.

Investor

Beijing Guohua Technology Group

By:	/s/ Shuyan Zhao
Name:	Shuyan Zhao
Title:	Board Chairman

Address:
7 Juyuan Rd. W. Mapo Twp
Shunyi District, Beijing
China 101300
Fax: (86)-315-5913411
Phone: (86)-10-69402082
Attention: Shuyan Zhao

Company

Americas Energy Company — AECo

By:	/s/ Christopher Headrick
Name:	Christopher Headrick
Title:	C.E.O.

Address:
243 North Peters Road
Knoxville, TN 37923
Fax: 866-655-6799
Phone: 865-238-0668
Attention: John Hayes

Exhibit A
to
Collaboration Agreement

Tennessee Consolidated Coal Company

Attach "Tennessee Consolidated Coal Company
Executive Summary, September 2011"
As provided by seller Alpha Natural Resources

Attachment A
to
Collaboration Agreement

Americas Energy Company – AECo
Share Structure

Shares issued and outstanding - Oct 31, 2011, 89,862,983
Warrants issued or original investors 9,000,000 @.75 cents per share. Expire on 3/31/2013 (three years)
Warrants issued to Hanhong 6,000,000 @.09 cents per share. Expire on 5/10/2013 (two years)

Attachment A
to
Collaboration Agreement

Americas Energy Company – AECo
Share Structure

Shares issued and outstanding - Oct 31, 2011, 89,862,983
Warrants issued or original investors 9,000,000 @.75 cents per share. Expire on 3/31/2013 (three years)
Warrants issued to Hanhong 6,000,000 @.09 cents per share. Expire on 5/10/2013 (two years)

Americas Energy Company – Evans Coal Corp.

Contingent Liability Protection

The Board of Directors agrees to approve a resolution agreeing to Petition the U.S. Bankruptcy Court for Chapter 11 Reorganization for all business transacted prior to this agreement.